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                       CONSENT OF INDEPENDENT ACCOUNTANTS
                       ----------------------------------


We hereby consent to the incorporation by reference in the Prospectuses and Statement of Additional Information constituting part of this Post-Effective Amendment No. 1 to the registration statement on Form N-1A (the "Registration Statement") of our report dated July 12, 2001, relating to the financial statements and financial highlights which appear in the April 30, 2001 Annual Report to Shareholders of Boston Advisors Cash Reserves Fund, Boston Advisors U.S. Government Money Market Fund, and Boston Advisors Tax Free Money Market Fund, which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the heading "Financial Highlights" in the Prospectuses and under the headings "Independent Public Accountants"and "Financial Statements " in such Registration Statement.



PricewaterhouseCoopers LLP
Boston, Massachusetts
July 12, 2001